SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2007

THE THAXTON GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-27086	57-0669498
(Commission File Number)	(I.R.S. Employer Identification No.)

1524 Pageland Highway, Lancaster, South Carolina	29720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 285-4337

Item 1.03.	Bankruptcy or Receivership

As previously disclosed, on October 17, 2003, The Thaxton Group, Inc. (the “Company”) and most of its subsidiaries (collectively, the “Debtors”) filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

A complete listing of all motions filed in these bankruptcy cases may be accessed through the United States Bankruptcy Court for the District of Delaware pacer system (https://ecf.deb.uscourts.gov), using case number 03-13183.

On February 16, 2007, the Bankruptcy Court approved a Disclosure Statement (the “Disclosure Statement”) for the Debtors proposed by the Debtors and the Official Committee of Unsecured Creditors (the “Committee”) in connection with the Second Amended and Restated Joint Consolidated Plan of Reorganization of the Debtors (the “Plan”) proposed by the Debtors and the Committee. Thereafter, the Debtors and the Committee solicited acceptances and rejections of the Plan from the Debtors’ creditors in accordance with the Bankruptcy Code. For each class entitled to vote, at least 94%, if not more, of the dollar amount of claims voting voted in favor of the Plan.

On April 3, 2007 (the “Confirmation Date”), the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan. Certain non-material modifications to the Plan are contained in the Confirmation Order.

The Plan, along with the Confirmation Order, are being filed herewith. Capitalized terms used but not defined in this Form 8-K have the meanings set forth in the Plan.

The Plan, proposed by the Debtors and the Committee, after consultation with FINOVA Capital Corporation and other parties in interest, provides for consummation of the FINOVA Settlement between, among others, the Debtors, the Committee and FINOVA that will enable the Debtors’ unsecured creditors to receive an Interim Cash Distribution and Final Cash Distributions on or after the Effective Date. The Debtors intend to market and sell at fair value the remaining Assets of the Debtors existing after the Confirmation Date and thereby turn the value of the Debtors into Cash for Distribution to creditors within a reasonable period after the Effective Date. Any sale of the Assets of the Debtors must be approved by the Board of Directors of the appropriate Debtors and the Committee.

The Debtors and the Committee estimated in the Disclosure Statement and the Plan that the Cash Distributions ultimately distributed to the Holders of Allowed Unsecured Claims in 2007 would be approximately 85% of such Holders’ Allowed Unsecured Claims. However, the ultimate recovery to creditors under the Plan will depend upon a variety of factors many of which are outside of the control of the Debtors and the Committee and the ultimate recovery could be significantly different than that estimated.

In addition, there are certain conditions precedent to the consummation of the Plan and there can be no assurance that the Plan will be consummated.

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Currently, the Company has outstanding approximately 6,867,280 shares of common stock (of which approximately 93% were owned by the Thaxton family) as well as certain outstanding shares of preferred stock. The Plan provides that “[a]ll Equity Interests shall be deemed cancelled on the Effective Date; provided, however, that all Intercompany Interests in any of the Affiliate Debtors shall continue to be held by the Affiliate Debtor entity that held such interest before the Effective Date. Holders of Allowed Equity Interests will receive no distribution under the Plan.” The Plan further provides that “[o]n the Effective Date, and except for the right to receive the Distributions, if any, provided by the Plan, a holder or owner of any . . . security, note or instrument including, but not limited to, the TGI Notes, issued by any Debtor shall have no rights against any Debtor or the Indenture Trustee arising from or relating to such security, note or instrument and such security, note or instrument shall be cancelled.”

Accordingly, all stock of the Company will be cancelled on the Effective Date of the Plan, and the Company does not intend to issue any new stock. Under the Plan, the ability to take corporate action that typically would be exercised by the shareholders of the Company has been given to the Committee.

At the appropriate time during 2007, the Company plans to file Articles of Dissolution with the South Carolina Secretary of State as part of the winding up and liquidating of its business and affairs.

Certain information regarding the assets and liabilities of the Company is contained in the Monthly Operating Reports filed by the Company with the Bankruptcy Court on a monthly basis that the Company has also filed with the Securities and Exchange Commission using Form 8-K. Certain information regarding the assets and liabilities of the Company was also contained in the Disclosure Statement. A copy of the Disclosure Statement was mailed to holders of claims against the Debtors who were entitled to vote on the Plan. Notices concerning the Disclosure Statement (including information necessary to receive a copy of the Disclosure Statement) were mailed to the holders of known claims and interests in the Debtors. In addition, a copy of the Disclosure Statement is available through the pacer system referenced above or is available upon reasonable e-mail request from bankruptcy counsel to the Debtor (Attn: Daniel B. Butz, Esq., at dbutz@mnat.com.)

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
2.1	Second Amended and Restated Joint Consolidated Plan of Reorganization of The Thaxton Group, Inc. and its Affiliate Debtors and Debtors-in-Possession Proposed by The Thaxton Group, Inc. and its Affiliate Debtors and the Official Committee of Unsecured Creditors.

2.2	Confirmation Order dated April 3, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE THAXTON GROUP, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn
President, Chief Executive Officer and Chief Restructuring Officer

Dated: April 5, 2007

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